Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CNS, Inc.:

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-109110, 333-68310, 333-42108, 333-60017, 33-59719, 33-42971, 33-29454, 33-19043, 33-15044 and 33-14052) of CNS, Inc. of our report dated April 26, 2004, relating to the Consolidated Balance Sheets of CNS, Inc. and subsidiaries as of March 31, 2004 and 2003, and the related Consolidated Statements of Operations, Stockholders’ Equity and Comprehensive Income, and Cash Flows for each of the years ended March 31, 2004 and 2003 and December 31, 2001 and for the three months ended March 31, 2002 and 2001 (unaudited), which report is included in the March 31, 2004, annual report on Form 10-K of CNS, Inc.

/s/   KPMG LLP

Minneapolis, Minnesota
June 11, 2004